Exhibit 10.18

First Community Financial Bank
Executive Pre-Retirement Split Dollar Agreement
Adopted and Dated October 1, 2015
This Agreement, made and entered on October 1, 2015 by and between First Community Financial Bank (the “Bank”), a bank organized and existing under the laws of the State of Illinois, and _________________ (the “Insured”).
The respective rights and duties the Bank and the Insured in the insurance policies referenced herein shall be pursuant to the terms set forth below.
I.DEFINITIONS
Refer to the policy(ies) contract for the definition of any terms in this Agreement that are not defined herein. If the definition of a term in the policy(ies) is inconsistent with the definition of a term in this Agreement, then the definition of the term as set forth in this Agreement shall control.
II.POLICY TITLE AND OWNERSHIP
Title and ownership of the policy(ies) shall reside in the Bank for its use and for the use of the Insured in all accordance with this Agreement. The Bank, in its sole discretion, may surrender or terminate the policy(ies) at any time and for any reason and may borrow from or withdraw cash value from the policy(ies) at any time in its sole discretion. Where the Bank and the Insured (or assignee, with the consent of the Insured) mutually agree to exercise the right to increase the coverage under the subject policy(ies), then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Agreement.
III.BENEFICIARY DESIGNATION RIGHTS
The Insured (or assignee) shall have the right and power to designate a beneficiary or beneficiaries to receive the Insured’s share of the proceeds payable upon the death of the Insured, and to elect and change a payment option for such beneficiary, subject to any right or interest the Bank may have in such proceeds, as provided in this Agreement.
A divorce will automatically revoke the portion of a beneficiary designation form designating the former spouse as a beneficiary. The former spouse will be a beneficiary under this Agreement only if a new beneficiary designation form naming the former spouse as beneficiary is filed after the date the dissolution decree is entered.
In the event the Insured fails to designate a beneficiary, any benefits hereunder shall be payable to the estate of the Insured.
IV.TAXABLE BENEFIT

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Annually the Insured will receive a taxable benefit (imputed income) equal to the assumed cost of insurance as required by the Internal Revenue Service. The Bank will report to the Insured the amount of imputed income each year on Form W-2 or its equivalent.
V.DIVISION OF DEATH PROCEEDS
Subject to Section VIII herein, the division of the death proceeds of the policy(ies) is as follows UPON DEATH:

A.
Should the Insured be employed by the Bank, or terminated from the Bank due to Disability prior to retirement, the Insured’s beneficiary(ies), designated in accordance with Section III, shall be entitled to an amount equal to $__________ (the “Split Dollar Benefit”). However, in no case will the Split Dollar Benefit payable to the Insured’s named beneficiaries exceed the Net at Risk value of the policy(ies). If the Net at Risk value is less than the Split Dollar Benefit, the Insured’s beneficiary will receive 100% of the Net at Risk value payable under the policy(ies). In either case, the Insured’s benefit terminates on the day following the Insured’s attainment of age 70.

Policy Number:
Carrier: Ohio National Life Assurance Corporation

Policy Number: ______________________
Carrier: Mass Mutual Life Insurance Company

B.	The Bank shall be entitled to the proceeds of any policy(ies) payable after payment to the Insured’s beneficiary(ies) under Section V.A.
VI.RETIREMENT shall mean the Insured’s retirement from service with the Bank as an executive that becomes effective on the first day following the Insured’s attainment of age 70. For purposes of the interpretation of this Agreement, an Insured that continues on as a Bank director after age 70 will be considered retired as an executive of the Bank.
VII.DISABILITY shall mean a condition of the Insured whereby he or she either (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receive income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank.
VIII.TERMINATION OF AGREEMENT
This Agreement shall terminate upon the occurrence of any one of the following:

A.	The Insured’s voluntary Termination of Employment with the Bank prior to (i) a Change of Control or (ii) Disability.

B.
The Insured’s involuntary Termination of Employment with the Bank “For Cause.” If the Insured is subject to an employment agreement (or other similar agreement) with the Bank or First Community Financial Partners, Inc. (the “Company”) that provides a definition of termination for “cause” (or the like), then, for purposes of this Agreement, the term “For Cause” has the meaning set forth in such agreement; and in the absence of such a definition, “For Cause” means (i) any act of (A) fraud or intentional misrepresentation or (B) embezzlement, misappropriation or conversion of assets or opportunities of the Bank or the Company, (ii) willful violation of any law, rule or regulation in connection with the performance of the Insured’s duties to the Bank or the Company (other than traffic violations or similar offenses), (iii) commission of any act of moral turpitude or conviction of a felony or (iv) the willful or negligent failure of the Insured to perform the Insured’s duties to the Bank or the Company in any material respect.

C.	Surrender, lapse, or other termination of the policy(ies) by the Bank.

D.	Upon the mutual written agreement of the Bank and the Insured.

E.	This Agreement shall terminate upon distribution of the death benefit proceeds in accordance with Section V above.
IX.INSURED’S OR ASSIGNEE’S ASSIGNMENT RIGHTS
The Insured may not, without the written consent of the Bank, assign to any individual, trust or other organization, any right, title or interest in the subject policy(ies) nor any rights, options, privileges or duties created under this Agreement.
X.AGREEMENT BINDING UPON THE PARTIES
This Agreement shall bind the Insured and the Bank, their heirs, successors, personal representatives and assigns.
XI.CLAIMS ADMINISTRATION.
An Insured or beneficiary who has not received benefits under this Agreement to which he or she believes he or she is entitled shall make a claim under the Executive Pre-Retirement Split Dollar Agreement Claims Procedures (“Claims Procedures”) attached hereto as Attachment A. The Claims Procedures are intended to satisfy the claims requirements under the Employee Retirement Income Security Act of 1974, as amended.
XII.GENDER
Whenever in this Agreement words are used in the masculine or neutral gender, they shall be read as construed as in the masculine, feminine, or neutral gender, whenever they should so apply.
XIII.INSURANCE COMPANY NOT A PARTY TO THIS AGREEMENT
The Insurer shall not be deemed a party to this Agreement, but will respect the rights of the parties herein developed upon receiving an executed copy of this Agreement. Payment or other performance in accordance with the policy provisions shall fully discharge the Insurer from any and all liability.
XIV.CHANGE OF CONTROL
Upon a Change of Control, if the Insured’s employment is subsequently terminated, except For Cause, then the Insured shall be one hundred percent (100%) vested in the benefits promised in this Agreement until the age of 70; provided, however, that the Insured’s benefit under this Agreement will automatically terminate on the day following the Insured’s attainment of age 70.

If after a Change of Control occurs, the vested Insured is subsequently terminated For Cause, the Insured will immediately forfeit his/her benefit under this Agreement.
“Change of Control” means, with respect to the Company, the first to occur of a “change in the ownership of a corporation,” a “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets” each as described under Code Section 409A.
XV.AMENDMENT OR REVOCATION
It is agreed by and between the parties hereto that, during the lifetime of the Insured, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Insured and the Bank.
XVI.EFFECTIVE DATE
The Effective Date of this Agreement shall be the date of the Agreement’s adoption or subsequent amendment or restatement.
XVII.SEVERABILITY AND INTERPRETATION
If a provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nonetheless be enforceable according to their terms. Further, in the event that any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to law and enforced as amended.
XVIII.Applicable Law
The laws of the State of Illinois shall govern the validity and interpretation of this Agreement.

FIRST COMMUNITY FINANCIAL BANK
EXECUTIVE PRE-RETIREMENT SPLIT DOLLAR AGREEMENT
BENEFICIARY DESIGNATION FORM FOR LIFE INSURANCE

PRIMARY BENEFICIARY:
Name    Address    Relationship

SECONDARY (CONTINGENT) BENEFICIARY:
Name Address     Relationship

All sums payable under the endorsement method Pre-Retirement Split Dollar Agreement by reason of my death shall be paid to the Primary Beneficiary, if he or she survives me, and if no Primary Beneficiary shall survive me, then to the Secondary (Contingent) Beneficiary.
In Witness Whereof, the Bank has executed this Agreement as of the day and year first written above.

Signature of Insured            Date

Acknowledged and received by:
FIRST COMMUNITY FINANCIAL BANK:

Signature and Title            Date

ATTACHMENT A
First Community Financial Bank
Executive Pre-Retirement Split Dollar Agreement
Adopted and Dated October 1, 2015
ERISA Claims Procedures

1.
Claims Procedure. An Insured or beneficiary (for purposes of these ERISA Claims Procedures, a “claimant”) who has not received benefits under an Agreement that he or she believes should be distributed shall make a claim for such benefits as set forth below.

a.
Initiation - Written Claim. The claimant may initiate a claim by submitting to the Bank a written claim for benefits. If such a claim relates to the contents of a notice received by the claimant, the claim shall be made within 60 days after such notice was received by the claimant; all other claims shall be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim shall state with particularity the determination desired by the claimant.

b.
Timing of Bank Response. The Bank shall respond to such claimant within 90 days (45 days for a claim based on Disability) after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days (45 days for a claim based on Disability) by notifying the claimant in writing, prior to the end of the initial 90-day period (45-day period for a claim based on Disability), that an additional period is required. The notice of extension shall set forth the special circumstances and the date by which the Bank expects to render its decision.

c.
Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of the Agreement on which the denial is based; (iii) a description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed; (iv) an explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and (v) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

2.	Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial as set forth below.

a.
Initiation - Written Request. To initiate the review, the claimant shall file with the Bank a written request for review within 60 days (180 days for a claim based on Disability) after receiving the Bank’s notice of denial.

b.
Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

c.
Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

d.
Timing of Bank Response. The Bank shall respond in writing to such claimant within 60 days (45 days for a claim based on Disability) after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank may extend the response period by an additional 60 days (45 days for a claim based on Disability) by notifying the claimant in writing, prior to the end of the initial 60-day period (45-day period for a claim based on Disability), that an additional period is required. The notice of extension shall set forth the special circumstances and the date by which the Bank expects to render its decision.

e.
Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of the Agreement on which the denial is based; (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and (iv) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

3.	Designation. The Bank may designate any other person of its choosing to make any determination otherwise required under these ERISA Claims Procedures.

4.
Legal Action. A claimant’s compliance with the foregoing provisions of these ERISA Claims Procedures is a mandatory prerequisite to a claimant’s right to commence any legal action with respect to any claim for benefits under the Agreement.

5.
Capitalized Terms. Except for a word or phrase otherwise defined in these ERISA Claims Procedures, any capitalized word or phrase in these ERISA Claims Procedures shall have the meaning ascribed to it in the Agreement.